Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, April 15, 2008
COMMERCE BANCSHARES, INC. ANNOUNCES
FIRST QUARTER EARNINGS
     Commerce Bancshares, Inc. announced earnings of $.89 per share for the three months ended March 31, 2008, an increase of 27.1% compared to $.70 per share in the first quarter of 2007. Net income for the first quarter amounted to $64.2 million compared to $51.5 million in the same period last year. The return on average assets for the three months ended March 31, 2008 was 1.6%, the return on average equity was 16.5% and the efficiency ratio was 60.1%. The current quarter included a $22.2 million pre-tax cash gain on sale of VISA Inc. (VISA) stock and the reversal of certain VISA litigation charges totaling $8.8 million, on a pre-tax basis.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Despite a difficult economic environment, we were pleased to report revenue growth of 8% this quarter compared to the same period last year. These higher revenues were the result of a 7% increase in our net interest income coupled with continued solid growth in non-interest income. Average loans increased 13% this quarter over the previous quarter, on an annualized basis, as demand remained strong for business loans. Core expense growth remained well controlled this quarter.”
     Further, Mr. Kemper noted, “The Company also increased its provision for loan losses to $20.0 million this quarter compared with $14.1 million in the previous quarter and $8.2 million in the same period last year. During the quarter, the Company recorded non-cash impairment charges totaling $5.3 million on certain investment securities, foreclosed property and an office building held for sale.”
     Mr. Kemper continued, “While we increased our loan loss reserves this quarter to reflect increasing risk in the broader economy, net loan charge-offs actually declined 15% from the previous quarter, reflecting lower net losses. Net loan charge-offs for the quarter totaled .44% compared with .53% in the previous quarter and .34% in the same quarter last year. Our allowance for loan losses totaled $141.7 million, or 1.30% of outstanding loans, up from $133.6 million last quarter. Total non-performing assets increased $2.4 million from last quarter to $35.8 million as of March 31, 2008. Our allowance for loan losses represented 562% of total non-accrual loans.”
     Total assets at March 31, 2008 were $16.8 billion, total loans were $11.3 billion, and total deposits were $12.6 billion. Also during the quarter, the Company purchased 125 thousand shares of its common stock through its treasury stock buyback plan.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
   Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/07	3/31/08	3/31/07
Non-Accrual Loans	$19,739	$25,190	$17,022
Foreclosed Real Estate	$13,678	$10,639	$1,034
Total Non-Performing Assets	$33,417	$35,829	$18,056
Non-Performing Assets to Loans	.32%	.33%	.18%
Non-Performing Assets to Total Assets	.21%	.21%	.12%

Loans 90 Days & Over Past Due — Still Accruing	$20,886	$25,759	$19,566

     This financial news release, including management’s discussion of first quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2007	2008	2007

Financial Summary (In thousands, except per share data)
Net interest income	$137,467	$140,107	$131,479
Taxable equivalent net interest income	139,651	142,283	133,694
Non-interest income	98,101	92,160	84,284
Investment securities gains, net	3,270	23,323	3,895
Provision for loan losses	14,062	20,000	8,161
Non-interest expense	162,897	140,755	136,419
Net income	43,692	64,167	51,496
Cash dividends	17,104	17,985	17,359
Net total loan charge-offs	14,064	11,897	8,161
Business charge-offs (recoveries)	1,847	(509)	704
Consumer credit card charge-offs	6,606	6,593	5,813
Personal banking charge-offs (1)	3,747	3,950	1,965
Real estate — construction charge-offs	537	774	99
Real estate — business charge-offs (recoveries)	768	902	(616)
Real estate — personal charge-offs	14	101	16
Overdraft charge-offs	545	86	180
Per share:
Net income — basic	$0.61	$0.90	$0.71
Net income — diluted	$0.60	$0.89	$0.70
Cash dividends	$0.238	$0.250	$0.238
Diluted wtd. average shares o/s	72,482	72,397	74,018

RATIOS
Average loans to deposits (2)	89.76%	91.78%	87.77%
Return on total average assets	1.09%	1.59%	1.38%
Return on total average stockholders’ equity	11.46%	16.55%	14.41%
Non-interest income to revenue (3)	41.64%	39.68%	39.06%
Efficiency ratio (4)	68.67%	60.11%	62.79%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.28	$21.96	$19.86
Market value per share	$44.86	$42.03	$46.01
Allowance for loan losses as a percentage of loans	1.26%	1.30%	1.33%
Tier I leverage ratio	8.76%	8.88%	8.94%
Common shares outstanding	71,795,749	71,854,360	72,798,420
Shareholders of record	4,581	4,598	4,679
Number of bank/ATM locations	354	362	359
Full-time equivalent employees	5,083	5,128	5,030

	March 31	March 31
OTHER YTD INFORMATION	2008	2007

High market value per share	$45.60	$48.35
Low market value per share	$38.00	$44.37

(1)	Includes net charge-offs on consumer and home equity loans

(2)	Average loans include loans held for sale.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2007	2008	2007

INTEREST INCOME
Interest and fees on loans	$185,844	$174,338	$176,543
Interest and fees on loans held for sale	4,626	3,917	6,080
Interest on investment securities	40,494	40,897	38,419
Interest on federal funds sold and securities purchased under agreements to resell	5,788	3,401	7,225

Total interest income	236,752	222,553	228,267

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	27,472	20,614	27,637
Time open and C.D.’s of less than $100,000	28,180	25,259	26,565
Time open and C.D.’s of $100,000 and over	18,448	17,300	16,913
Interest on other borrowings	25,185	19,273	25,673

Total interest expense	99,285	82,446	96,788

Net interest income	137,467	140,107	131,479
Provision for loan losses	14,062	20,000	8,161

Net interest income after provision for loan losses	123,405	120,107	123,318

NON-INTEREST INCOME
Deposit account charges and other fees	30,610	27,075	26,511
Bank card transaction fees	28,266	26,308	23,083
Trust fees	20,392	20,113	18,653
Consumer brokerage services	3,014	3,409	3,043
Trading account profits and commissions	3,172	4,164	1,861
Loan fees and sales	1,919	2,140	1,285
Other	10,728	8,951	9,848

Total non-interest income	98,101	92,160	84,284

INVESTMENT SECURITIES GAINS, NET	3,270	23,323	3,895

NON-INTEREST EXPENSE
Salaries and employee benefits	78,433	83,010	76,900
Net occupancy	11,584	12,069	11,790
Equipment	6,246	5,907	6,433
Supplies and communication	8,524	8,724	8,506
Data processing and software	13,685	13,563	11,522
Marketing	4,247	5,287	4,318
Other	40,178	12,195	16,950

Total non-interest expense	162,897	140,755	136,419

Income before income taxes	61,879	94,835	75,078
Less income taxes	18,187	30,668	23,582

NET INCOME	$43,692	$64,167	$51,496

Net income per share — basic	$0.61	$0.90	$0.71

Net income per share — diluted	$0.60	$0.89	$0.70

Cash dividends per common share	$0.238	$0.250	$0.238

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2007	2008	2007

ASSETS
Loans	$10,605,368	$10,933,431	$9,903,568
Allowance for loan losses	(133,586)	(141,689)	(131,730)

Net loans	10,471,782	10,791,742	9,771,838

Loans held for sale	235,896	328,240	363,052
Investment securities:
Available for sale	3,165,020	3,413,816	3,243,687
Trading	26,478	16,337	11,753
Non-marketable	105,517	117,344	78,605

Total investment securities	3,297,015	3,547,497	3,334,045

Federal funds sold and securities purchased under agreements to resell	655,165	525,033	466,810
Cash and due from banks	673,081	684,798	519,138
Land, buildings and equipment — net	406,249	408,186	389,714
Goodwill	124,570	125,863	99,158
Other intangible assets — net	21,413	20,383	16,207
Other assets	319,660	336,058	234,835

Total assets	$16,204,831	$16,767,800	$15,194,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,413,849	$1,442,782	$1,354,160
Savings, interest checking and money market	7,155,366	7,288,768	6,804,397
Time open and C.D.’s of less than $100,000	2,374,782	2,249,289	2,326,353
Time open and C.D.’s of $100,000 and over	1,607,555	1,610,226	1,447,633

Total deposits	12,551,552	12,591,065	11,932,543
Federal funds purchased and securities sold under agreements to repurchase	1,239,219	1,457,236	1,633,884
Other borrowings	583,639	781,864	39,235
Other liabilities	302,735	359,514	143,120

Total liabilities	14,677,145	15,189,679	13,748,782

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	359,694	359,782	352,330
Capital surplus	475,220	474,410	421,983
Retained earnings	669,142	715,511	717,759
Treasury stock	(2,477)	(673)	(52,134)
Accumulated other comprehensive income	26,107	29,091	6,077

Total stockholders’ equity	1,527,686	1,578,121	1,446,015

Total liabilities and stockholders’ equity	$16,204,831	$16,767,800	$15,194,797

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(Dollars in thousands)	2007	2008	2007

Loans:
Business	$3,212,440	$3,503,869	$2,988,157
Real estate — construction	677,651	684,388	646,396
Real estate — business	2,222,816	2,233,985	2,147,329
Real estate — personal	1,541,861	1,526,240	1,488,908
Consumer	1,642,600	1,635,503	1,463,383
Home equity	454,781	458,794	435,291
Consumer credit card	712,312	761,197	632,945
Overdrafts	17,152	14,118	12,300

Total loans	10,481,613	10,818,094	9,814,709

Loans held for sale	289,192	312,532	350,974
Investment securities (excluding unrealized gains and losses):
Available for sale	3,310,548	3,297,046	3,329,159
Trading	29,897	50,006	18,555
Non-marketable	102,951	111,429	77,513

Total investment securities	3,443,396	3,458,481	3,425,227

Federal funds sold and securities purchased under agreements to resell	537,859	491,227	556,370

Total interest earning assets	14,752,060	15,080,334	14,147,280

Total assets	15,894,020	16,228,334	15,173,833

Deposits:
Non-interest bearing deposits	660,310	660,951	619,858
Interest bearing deposits:
Savings	375,974	381,498	397,406
Interest checking	207,536	201,793	165,285
Money market	6,864,403	6,975,961	6,716,338
Time open & C.D.’s of less than $100,000	2,391,787	2,317,963	2,308,183
Time open & C.D.’s of $100,000 and over	1,499,654	1,589,816	1,375,250

Total interest bearing deposits	11,339,354	11,467,031	10,962,462

Total deposits	11,999,664	12,127,982	11,582,320

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,720,651	1,628,247	1,969,041
Long-term debt and other borrowings	492,214	730,074	50,432

Total borrowings	2,212,865	2,358,321	2,019,473

Total interest bearing liabilities	13,552,219	13,825,352	12,981,935
Total stockholders’ equity	1,512,857	1,559,800	1,449,546
Net yield on interest earning assets (tax-equivalent basis)	3.76%	3.79%	3.83%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2008
For the quarter ended March 31, 2008, net income amounted to $64.2 million, an increase of $12.7 million over the same quarter last year and an increase of $20.5 million over the previous quarter. The return on average assets was 1.6%, the return on average equity was 16.5% and the efficiency ratio was 60.1%. The current quarter included both pre-tax cash gains of $22.2 million on sales of VISA, Inc. (VISA) stock and an $8.8 million reduction of an indemnification obligation related to VISA litigation costs. Also during the current quarter, the Company increased its provision for loan losses to $20.0 million and took non-cash impairment charges totaling $5.3 million on certain investment securities, foreclosed property and an office building held for sale.
Balance Sheet Review
During the 1st quarter of 2008, average loans, excluding loans held for sale, increased $336.5 million, or 3.2%, compared to the previous quarter, representing annualized growth of 12.8%. Also, average loans increased $1.0 billion, or 10.2%, this quarter compared to the same period last year. Overall during the quarter, the increase in average loans compared with the previous quarter consisted mainly of growth in business ($291.4 million) and consumer credit card ($48.9 million) loans offset by a decline of $15.6 million in personal real estate loans. The growth in average business loans this quarter was partly due to increased seasonal lending to a number of larger grain dealers totaling $197.6 million this quarter, coupled with demand from both new and existing business loan customers. Growth in consumer credit cards resulted mainly from growth in new accounts through increased marketing efforts over the last twelve months.
Available for sale investment securities (excluding fair value adjustments) decreased on average by $13.5 million this quarter compared with the previous quarter. During the current quarter, sales, maturities and principal paydowns of securities totaled $357.5 million, while the Company reinvested $392.3 million in mortgage-backed securities and $132.6 million in other asset-backed securities.
Total average deposits increased $128.3 million during the 1st quarter of 2008 compared to the previous quarter, and $545.7 million, or 4.7%, compared to the 1st quarter of 2007. Compared to the previous quarter, growth in average deposits resulted from increases in money market accounts ($111.6 million) and certificates of deposit ($16.3 million). The average loans to deposits ratio in the current quarter was 91.8%, compared to 89.8% in the previous quarter.
Average borrowings increased $145.5 million in the current quarter compared to the prior quarter, mainly due to increases in funding from Federal Home Loan Bank borrowings ($178.7 million).
Net Interest Income
Net interest income in the 1st quarter of 2008 amounted to $140.1 million, an increase of $2.6 million, or 1.9%, compared with the previous quarter and an increase of $8.6 million, or 6.6%, compared to the 1st quarter of last year. During the 1st quarter of 2008, the net yield on earning assets (tax equivalent) was 3.79%, compared with 3.76% in the previous quarter and 3.83% in the same period last year.
The increase of $2.6 million in net interest income in the 1st quarter of 2008 over the previous quarter was primarily the result of lower rates paid on deposits and borrowings coupled with an increase in average loan balances, but offset by lower rates earned on the loan portfolio. Interest income on loans (tax equivalent) decreased by $12.7 million this quarter, mainly due to lower rates earned on virtually all loan products, partly offset by higher average balances mainly on business and consumer credit card loans. Interest income on investment securities remained relatively constant as a result of slightly higher rates earned mainly on mortgage backed securities, but was offset by lower overall average balances in the portfolio.
Interest expense on deposits declined $10.9 million in the 1st quarter of 2008 compared with the previous quarter as a result of lower rates paid on nearly all deposit products, especially on premium money market accounts and certificates of deposit. Interest expense on other borrowings decreased $5.9 million due to lower rates paid on federal funds purchased and repurchase agreements, but offset by higher balances outstanding of Federal Home Loan Bank advances. Interest expense on the Company’s $500 million structured repurchase agreements declined $2.4 million this quarter compared with the previous quarter as declining rates, coupled with the instruments’ established floors, significantly lowered interest expense.
The overall tax equivalent yield on interest earning assets in the 1st quarter declined 44 basis points from the previous quarter to 5.99%, while the overall cost of interest bearing liabilities also decreased 51 basis points to 2.40%.
Non-Interest Income
For the 1st quarter of 2008, total non-interest income amounted to $92.2 million, an increase of 9.3% compared to $84.3 million in the same period last year, and a decrease of 6.1% compared to $98.1 million recorded in the previous quarter. The increase in non-interest income over the 1st quarter of last year resulted mainly from double digit growth in bank card, brokerage, and bond trading income, in addition to solid growth in trust and corporate cash management fees. Bank card fees for the quarter increased 14.0% over the 1st quarter of last year, primarily due to higher fees earned on debit, merchant and corporate card transactions, which grew by 13.1%, 13.7% and 27.8%, respectively. Trust fees for the quarter increased 7.8% over the same period last year due to growth in both personal and corporate trust fees. Deposit account fees grew 2.1% this quarter over the same period last year as a result of growth in corporate cash management fees of 27.1%, offset by a decline of 5.4% in overdraft fee income. Brokerage fees, including equity sales commissions and annuity fees, grew 12.0% this

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2008
quarter over the same period last year. Bond trading income for the quarter totaled $4.2 million, an increase of $2.3 million over the same period last year due to continued higher corporate and correspondent bank sales.
Included in non-interest income as part of net gains/losses on sales of other assets was an impairment charge of $1.1 million on an office building held for sale by the Company. The ratio of non-interest income to total revenue was 39.7% in the 1st quarter of 2008.
Investment Securities Gains and Losses
Net securities gains amounted to $23.3 million in the 1st quarter of 2008, compared to net gains of $3.9 million in the same quarter last year and net gains of $3.3 million in the previous quarter. Included in the current quarter was a gain of $22.2 million on the sale of VISA class B shares back to VISA, net positive fair value adjustments of $3.3 million on certain private equity investments, impairment charges of $1.9 million on certain preferred equity investments and net securities losses of $286 thousand on sales of certain available for sale securities. Minority interest expense related to fair value adjustments on private equity investments totaled $490 thousand and was recorded in other non-interest expense.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $140.8 million, a decrease of $22.1 million, or 13.6%, compared with amounts recorded in the previous quarter, and was $4.3 million, or 3.2%, higher than amounts recorded in the same quarter last year. Included in non-interest expense was an $8.8 million reduction of an indemnification obligation related to certain VISA litigation charges, which was established in the 4th quarter of 2007. The reduction represents the Company’s portion of litigation costs which have now been escrowed by VISA. The Company’s remaining obligation for other unsettled VISA litigation totaled approximately $12.1 million. Also included in non-interest expense was an impairment charge totaling $2.3 million related to foreclosed land scheduled to be sold in the 2nd quarter of 2008.
Compared to the 1st quarter of last year, salaries and benefits expense increased $6.1 million, or 7.9%, mainly as a result of normal merit increases, higher incentives earned this year, and the effects of bank acquisitions in 2007, which increased salaries and benefits by approximately $1.3 million, or 1.7%. Full-time equivalent employees totaled 5,128 and 5,030 at March 31, 2008 and 2007, respectively.
Compared with the 1st quarter of last year, occupancy and supplies and communication costs increased 2.4% and 2.6%, respectively, while equipment costs declined 8.2%. Data processing costs increased 17.7% due mostly to higher bank card processing costs which increased in relation to the higher bank card revenues this quarter. Exclusive of this, core data processing increased 5.3%.
Income Taxes
The effective tax rate for the Company was 32.3% for the current quarter, compared with 29.4% in the previous quarter and 31.4% in the 1st quarter of 2007.
Credit Quality
Net loan charge-offs for the 1st quarter of 2008 amounted to $11.9 million, compared with $14.1 million in the prior quarter and $8.2 million in the 1st quarter of last year. The decrease in net charge-offs in the 1st quarter of 2008 compared to the previous quarter was mainly the result of several larger business loan recoveries received this quarter totaling $1.6 million. Consumer credit card net charge-offs remained flat with the previous quarter while personal banking loan charge-offs increased slightly. Year-to-date, the ratio of net loan charge-offs to total average loans was .44% compared to .53% in the previous quarter.
For the 1st quarter of 2008, annualized net charge-offs on average consumer credit card loans were 3.48%, compared with 3.68% in the previous quarter and 3.72% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .76% of average personal banking loans, compared to .71% in the previous quarter and .42% in the same quarter last year. The provision for loan losses for the quarter totaled $20.0 million, and was $5.9 million higher than the previous quarter and $11.8 million higher than the 1st quarter of 2007. This increase resulted from higher incurred losses within the loan portfolio, stemming from increasing risk in the broader economy. The allowance for loan losses at March 31, 2008 amounted to $141.7 million, or 1.30% of total loans, excluding loans held for sale.
Total non-performing assets amounted to $35.8 million, an increase of $2.4 million over the previous quarter, and represented .33% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($25.2 million) and foreclosed real estate ($10.6 million). Loans past due more than 90 days and still accruing interest totaled $25.8 million at March 31, 2008.
Other
The Company maintains a treasury stock buyback program. During the current quarter, the Company purchased 125 thousand shares of treasury stock at an average cost of $40.07 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.